Exhibit 99.2

LBI MEDIA

Moderator: Lenard Liberman

August 19, 2011

3:00 pm CT

Operator: Good day, ladies and gentlemen; welcome to the LBI Media’s second quarter 2011 results conference call. As a reminder, today’s conference is being recorded.

At this time, it is my pleasure to turn the conference over to Mr. Lenard Liberman, CEO and President of LBI Media. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2011 second quarter earnings call.

Joining me today are Winter Horton, our Chief Operating Officer, and Wisdom Lu, our Chief Financial Officer.

During this call, I will provide an overview of our financial and operating progress since our last earnings call. Winter will report on the performance of our radio stations and I’ll provide an update on the Estrella TV Network and some comments about our programming. Wisdom will then walk through our financial results. After formal remarks, we will open the call up for questions; Wisdom.

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements.

These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is adjusted EBITDA, which we define as net income or loss plus income tax expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense and other income, interest rate swap expense or income, depreciation in amortization, impairment of broadcast licenses and long-lived assets, and stock-based compensation expense. However, for purposes of this call, we’ll refer to what we had entitled adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net income or loss, prepared in accordance with U.S. generally accepted accounting principles in our press release. This reconciliation is also provided in our quarterly report which is posted on our Web site.

Let me return the call to Lenard who will discuss our performance for the second quarter of 2011.

Lenard Liberman: Thank you, Wisdom. This second quarter will mark our sixth consecutive quarter of revenue growth at LBI. In the second quarter of 2011, net revenues for LBI Media grew 3% year-over-year. This revenue growth is driven primarily by our television segment. Excluding revenue related to the U.S. census, political advertising, and World Cup, our net revenue growth in the second quarter would have been 5%.

EBITDA in the second quarter increased by 5% despite the existence of certain network sales and promotional expenses, including our first-ever network upfront event in May this year at Gotham Hall in New York City and the launch of our new full-power television station, KETD in Denver.

We continue to invest in our television programming while working hard to expand our distribution platform, monetize our improved ratings, carefully manage our operating expenses, and maximize our radio and television assets. To that end, we have some positive ratings news to share with you from our July sweeps period. In the most recent television sweeps period, Estrella TV was the fastest growing broadcast network in the U.S. year-over-year, Spanish or English, in key adult demographics. Given the importance of distribution, we signed an APA for a television station in Miami, Florida. Our desire is to control our destiny in the top Hispanic markets and with this acquisition; LBI will own all of its stations in the all important top seven Hispanic markets.

In addition during the second quarter, we began carriage of our LBI-owned WESV TV on Comcast in Chicago, the country’s sixth largest Hispanic television market. And we also just began broadcasting in Seattle with a new affiliate. Seattle is the country’s 27th largest Hispanic television market. Estrella TV is now in 37 markets covering over 77% of U.S. Hispanic television households.

The investments that we have made and continue to make in programming are bearing fruit and we are pleased with the ratings growth we have experienced. We are very focused on monetizing this ratings success and believe that the strong underlying demographics of the Hispanic market, combined with our operational ability, will allow us to grow both revenue and EBITDA. With that, I would like to turn the call over to Winter to talk about our upfront successes as well as the performance of our radio segment. Then I’ll follow-up with some comments about our television segment and new programming, Winter.

Winter Horton: Thanks, Lenard. As Lenard mentioned, our first upfront event held at Gotham Hall in New York City was a huge success. We had over 325 clients and agency executives in attendance, all of whom enjoyed a great presentation and a private concert with Kristin Castro.

As a result of our strong ratings performance and our improved sales organization, we’re seeing increased advertiser interest in Estrella TV. Our radio segment revenue was down 7% for the second quarter of 2011 as compared to the same period for 2010. This performance was generally consistent with other Hispanic broadcasters and was due to softness in our Texas market. Excluding political, census, and World Cup revenue from 2010, our radio segment was down just 4% for the second quarter of 2011 as compared to the same period for 2010. Our syndicated network radio program, El Show de Don Cheto, is performing well and revenues from our California radio stations generally outperform the market.

Our network radio program, El Show de Don Cheto, added two new affiliates since our last call and is now broadcast by 19 radio stations nationwide. Revenues for our network radio program, El Show de Don Cheto, increased substantially in the second quarter of 2011 as compared to the same period in 2010. We continue to see interest in the Don Cheto syndicated program from affiliates and increased interest from network advertisers. We believe that as we continue to fill out our affiliate network, we should see continued revenue growth from this line of business.

Our Los Angeles radio cluster continues to perform well. As many of you know, KBUE FM, our flagship station, is home to the Don Cheto radio program. KBUE continues to dominate the Spanish radio market in LA, with Don Cheto ranked as the number 1 morning show among adults 18 to 34 in the July Arbitron ratings. KBUE is also the number 1 ranked Spanish station in Los Angeles all day from 6 am to midnight among adults 18 to 34, Monday through Sunday, in the July PPM. Our stations in Orange County and San Bernardino continue to show significant revenue growth as these local economies recover. Our Los Angeles radio cluster is rounded out by KHJ, which ranks as the number 1 AM station on the market.

In Houston, we have four radio stations that include La Raza, La Ranchera, El Norte, and Baila. Our flagship station in Houston is KTJM La Raza. And after several months in the number 3 ranked position, La Raza has now regained the number 2 position in the market in the July PPM in both the adult 18 to 34 and 18 to 49 demographics.

In Dallas, we also have four radio stations that include La Raza, La Bonita, Zeta, and XO. Our ratings dipped in Q4 of 2010 and the first quarter of this year, but have recently bounced back. We now dominate the Dallas market with three of the top four Spanish language FMs. This recent gain in ratings is already improving revenue for the cluster.

We will continue to focus on syndicating our Don Cheto programming. With the strength of our programming and the rank positions of our stations in their respective market, and the additional revenue source from the Don Cheto network, we believe that our radio segment will see improvement in the second half of the year.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Thank you, Winter. During the second quarter of 2011 our television segment revenues were up 14% year-over-year. This growth was primarily driven by increased revenues from our Estrella TV Network. Excluding political and census revenue, television revenues would have been up 16% year-over-year.

In our last call we discussed the purchase of a new studio facility in Burbank. I am pleased to announce that the build-out of this new facility is now complete and we fully produce our hit television show, Tengo Talento Mucho Talento, from these stages. This new facility is equipped to produce our programs in high-definition and it will allow us the capacity to develop additional programming.

As I mentioned previously, Estrella TV is the fastest growing broadcast network year-over-year among all key adult demographics, up more than any other broadcast network in Spanish or English in the July 2011 sweeps. In primetime, Estrella TVs ratings grew 25% among adults 18 to 49 and 40% among adults 18 to 34. In the adult 18 to 49 demographic, Estrella TV is the only Spanish language broadcast network to show growth over the July 2010 sweeps period. Univision’s ratings were down 20% and Telemundo’s were flat. Estrella TV is the number 4 Spanish language television network and continues to gain viewership. In fact among adults 18 to 34, Estrella TV ranked as the number 3 Spanish network eight times during primetime in the July 2011 sweeps period.

We are excited by the prospects for continued growth in our television segment given our ratings growth, but especially due to our new slate of shows this fall. Coming this fall is a dance competition show, “Mi Sueño es Bailar”, translated as “My Dream is to Dance”. Dancers and celebrities will pair up to compete weekly with judges and audience votes. This show will feature three huge celebrities as judges and will be hosted by superstars Marco Antonio Regil and Lorena Herrera. Regil is new to Estrella TV and is a renowned star who has hosted a number of shows for Univision, as well as the “Price is Right” and “Are You Smarter Than a Fifth Grader?” in Mexico. He is known as the “Ryan Seacrest” of Hispanic media and he is excited to bring his star-power to Estrella TV. This show will premier in September on the Estrella TV Network.

Another new program this fall is “Jenni”, hosted by music superstar Jenni Rivera. “Jenni” will be an exciting talk show unlike any other in the Hispanic market. Jenni has established herself as a music industry icon with an international following. She is the number 1 Hispanic female music performer across the U.S. and all of Latin America and it has been her dream to host her own television program. An inspiration to Hispanic women everywhere, Jenni has expressed her struggles, passions, and aspirations for a better life through her music. This fall Jenni brings her passion and vision to Estrella TV through “Jenni”, a new self-titled, single-topic talk show where she will be addressing various social and relationship issues to educate and empower her studio audience and viewers. “Jenni” will premier in October.

These two new shows will round out our already highly rated slate of programming. This fall will include a new season, number 5, of our hit television show, “Tengo Talento Mucho Talento”, and the return of our critically acclaimed drama series, “El Shaka”. Both “Alarma TV”, our daily news magazine, as well as “Noticiero con Enrique Gratas”, our national news program featuring award-winning journalist and news anchor Enrique Gratas, have been achieving great ratings results. Both shows delivered their most watched episodes ever among adults 18 to 34 during July 2011 sweeps. Alarma TV will be enhanced by a new look from a stunning new set that was recently completed. We have also recruited a famous Mexican actress and recording artist as our host for the popular “Estudio Dos”, which features the best Spanish language musical talent performing live for a studio audience. “Estudio Dos” debuts this fall with a new set designed by award-winning set designer who also designed our set for “Tengo Talento Mucho Talento”. We will continue our Friday night concert series which has been very successful and gives Estrella TV and advertisers additional opportunities to create a new and unique campaign.

With this new programming lineup for the fall, and the new superstars that have been added to the Estrella TV constellation, we believe that our ratings growth will continue to soar and that Estrella TV will achieve new milestones. This ratings success will provide us with greater opportunities to grow revenue as we continue to increase our share of network advertising commensurate with our audience marketshare and our rank position. In addition, we will continue improving our distribution, which will expose our hit programming to larger audiences. These factors, along with a strong underlying demographics of the Hispanic market should position us for superior growth in the future.

Now I’m going to turn the call over to Wisdom who’s going to discuss in more detail our second quarter 2011 financial performance, Wisdom.

Wisdom Lu: Thank you, Lenard. For the three months ended June 30, 2011, net revenues increased by $0.8 million or 3% to $31.5 million from $30.7 million for the same period in 2010. The change was primarily attributable to increased advertising revenue from our television segment, partially offset by a decline in our radio segment. Excluding U.S. census, political advertising, and World Cup revenues, revenues would have been up 5%.

Net revenues for our radio segment declined by $1.2 million or 7% to $15.2 million for the three months ended June 30, 2011 from $16.4 million from the same period in 2010. This change was primarily attributable to softness in our Texas markets. Excluding U.S. census, political advertising, and World Cup revenues, revenues for our radio segment would have been down just 4%.

Revenues for our television segment increased by $2.0 million or 14% to $16.3 million for the three months ended June 30, 2011 from $14.3 million for the same period in 2010. This increase was primarily attributable to increased revenue from our Estrella TV national television network. Excluding U.S. census, political advertising, and World Cup revenues, revenues for our television segment would have been up 16%.

Total operating expenses decreased by $0.7 million or 3% to $24.5 million for the three months ended June 30, 2011 as compared to $25.2 million for the same period in 2010. This decrease was primarily related to a $1.8 million decline in broadcast license impairment charges, a $0.9 million gain related to the settlement of a certain legal dispute, and a $0.2 million reduction in program and technical expenses. These changes are partially offset by a $1.4 million increase in SG&A, primarily attributable to additional costs related to the expansion of our Estrella TV Network, including additional sales staff and costs related to upfront presentations, incremental costs related to our Denver TV station, KETD, which became fully operational in the fourth quarter of 2010, and an increase in legal fees and employee-related costs; a $0.6 million loss on disposal of property and equipment, primarily related to the retiring of obsolete television stage props and other unused equipment; and a $0.1 million increase in depreciation amortization expense.

Adjusted EBITDA increased by $0.5 million or 5% to $10.3 million for the three months ended June 30, 2011 as compared to $9.8 million for the same period in 2010. The increase was primarily the result of a $2.0 million increase in net revenues from our television segment and $0.9 million gain related to the settlement of certain legal disputes. These increases were partially offset by higher selling general and administrative costs primarily related to the expansion of our Estrella TV Network and a $1.2 million decline in net revenue for our radio segment.

Excluding the various one-time and non-recurring items, including the gain on the settlement, network upfront expenses, and the U.S. census, political, and World Cup revenues, adjusted EBITDA for the second quarter would have been up 9%.

We recognize a net loss of $3.8 million for the three months ended June 30, 2011 as compared to a net loss of $1.3 million for the same period in 2010, an increase in net loss of $2.5 million. This change was primarily attributable to the $4.2 million increase in interest expense, and interest and other income, a $1.2 million decrease in net revenues from our radio segment, and higher SG&A expenses and losses on the disposal of property and equipment. These increases were partially offset by a $2 million increase in net revenues from our television segment, a $1.8 million reduction in broadcast license and long-lived asset impairment charges and a $0.9 million legal settlement gain.

Moving on to the six months ended June 30, net revenues increased by $2.7 million or 5% to $57.0 million compared to $54.3 million for the same period in 2010. This change was primarily attributable to increased advertising revenue from our television segment, partially offset by a slight decline in our radio segment. Excluding U.S. census, political and World Cup revenues, revenues would have been up 8%.

Net revenues for our radio segment declined by $1.8 million or 6% to $26.5 million for the six months ended June 30 from $28.3 million for the same period in 2010. This change was primarily attributable to declines in advertising revenue at our Texas stations, partially offset by increases in advertising revenues at our Southern California stations. Excluding U.S. census, political, and World Cup revenues, revenues would have only been down 4%.

Net revenues for our television segment increased by $4.5 million or 17% to $30.5 million for the six months ended June 30, 2011, from $26.0 million for the same period in 2010. This increase was primarily attributable to increased revenue from our Estrella TV national television network. Excluding census, political, and World Cup revenues, revenues would have been up 19%.

Operating expenses increased by $4.0 million or 9% to $48.2 million for the six months ended June 30, 2011, as compared to $44.2 million for the same period in 2010. These increases were primarily attributable to the $1.7 million increase in programming technical expenses which had resulted from an increase in amortization of capitalized costs related to the production of original programming content and incremental costs related to our Estrella TV Network; a $2.3 million increase in selling general and administrative expenses primarily related to additional costs related to the expansion of our Estrella TV Network, including additional sales staff and costs related to the upfront presentations, incremental costs related to our Denver station, KETD, which became fully operational in the fourth quarter of 2010, and a $0.7 million charge related to a certain legal settlement; the absence in 2011 of a $1.6 million gain on the assignment of an asset purchase agreement to acquire radio station KDES; a $0.6 million increase in loss on disposal of property and equipment primarily related to the disposal of obsolete television stage props and other equipment; and a $0.4 million increase in promotional depreciation and amortization expenses. These increases in total operating expenses were partially offset by a $1.8 million decrease in broadcasting license and long-lived asset impairment charges, and the $0.9 million gain.

Adjusted EBITDA decreased by $2.2 million or 13% to $14.6 million for the six months ended June 30, 2011, as compared to $16.8 million for the same period in 2010. The decrease was a result of the increase in our operating expenses as described previously, partially offset by higher net revenues.

Adjusted EBITDA for the six months ended June 30, 2011 included the following one-time items: a $0.9 million gain on a legal settlement related to a tortious interference claim; a $0.7 million charge related to the settlement of a certain legal dispute; and a $0.5 million of expenses related to our network upfront event. Adjusted EBITDA for the six months ended June 30, 2010 included the following one-time items: the $1.6 million gain for the assignment of the APA, and $0.7 million decrease in service fee expenses related to our Estrella TV Network, as only a partial month of service fee expenses was charged in the first quarter of 2010 as compared to a full quarter of service fee expenses in the same period in 2011. Excluding these various one-time items in the first and second quarters, adjusted EBITDA in the first half of 2011 would have increased by 2% compared to adjusted EBITDA in the same period in 2010. Excluding the U.S. census, political, and World Cup revenues from 2010, adjusted EBITDA would have been up 12%.

We recognized a net loss of $10.2 million for the six months ended June 30, as compared to a net loss of $3.8 million for the same period in 2010, an increase in net loss of $6.4 million. This change was primarily attributable to the factors described earlier, as well as the $1 million write-off of deferred financing costs relating to LBI Media’s prior senior secured credit facility and higher interest expense.

Turning to our balance sheet, we had approximately $19.7 million in cash as of June 30, 2011. We had $3.5 million of CAPEX in the second quarter. Our total debt balance was approximately $444.8 million. Currently, we have no outstanding borrowings on our revolver.

This will conclude our formal remarks and at this time I’d like to open up the floor to any questions, operator.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 and we’ll pause for a moment to assemble the queue.

We’ll go first to Matt Swope from Gleacher Securities.

Matt Swope: Hi guys. On Estrella, you know, I guess we have people who try to ask this every quarter, could you break out the revenue that you had from Estrella for the quarter?

Wisdom Lu: No, we are not doing that yet.

Matt Swope: Okay, I mean that’s certainly something that would be helpful. I know during the offering you guys were able to break it out for last year. Would you be willing to say anything about what kind of growth in Estrella year-over-year or what kind of trajectory we’re on?

Winter Horton: Revenue growth year-over-year you’re saying?

Matt Swope: Right.

Lenard Liberman: Substantial, over 100%.

Matt Swope: Over 100%?

Lenard Liberman: Yes.

Matt Swope: Okay, if I use that number, am I right in saying that the core TV revenue would have actually been slightly negative for the second quarter, the TV revenue excluding Estrella?

Lenard Liberman: Probably.

Matt Swope: Okay, listening to the new programs, Lenard, that you were talking about for the fall, they sound a little more female oriented than the shows I’ve heard in the past. I always thought you were a little more kind of counter programming to the telenovelas and Univision. Is that right to perceive a slight strategy change in programming?

Lenard Liberman: No, because it depends on where you place a program. The talk show will be the time period where it is not a novela competitor. It’s going to replace the José Luis Sin Censura show at 6 o’clock. So it’s actually up against news, which I view as more of a male audience than female audience. So I think that it’s a good counter program for a 6 o’clock time period. And the dance show, depending on how you produce it and given the talent we’re going to have in it, I think could do well with both a male and female audience. If you watch dance shows, it’s kind of like sex on stage, so I think it attracts both viewers. And I think that if you have a show one or two days a week and you watch a novela, if you have a compelling show that’s different - my idea for counter programming is that I don’t want to produce another novela and go up against the declining marketshare program. And also buzzsaw against, you know, two or three, now three other networks that do novelas in primetime, I want to provide something that is an alternative. And if you look at the ratings of the dance shows in primetime on the general market stations in English, they actually do amazingly well against novelas. So I think that people are able to leave a TV station for a night or two and not watch their novela, in fact they’re doing it more and more and more if you look at the ratings, and not worry about missing a novela chapter.

Matt Swope: Got it. And the ratings seem very strong, is the revenue trailing the ratings a little more than you thought it would so far?

Lenard Liberman: So I guess I’ll let Winter respond because he’s more involved, but I’ll say quickly, yes, we have a pretty high marketshare in terms of audience share. If you look at our audience share it’s actually more than I thought we’d have at this point. And our revenue is probably 20% of that share, 30% of that share. That’s not so unusual in the first year or two. You’d expect to catch-up, and we do expect to catch-up, but you’re not going to do it the first year and a half you’re on the air. Years two, three, and four will be your driver years in that respect, and we’re starting year two now as a network. If you think about it, this is our first upfront. May was the first upfront we participated in. So, as you know, advertisers sit on the sidelines. Would I like revenue to be higher? Sure, but I do believe and I’ll defer to Winter right now because I’m much more involved in programming and he’s much more involved in sales. I don’t think it’s unusual in a startup in a new business to have the revenue trail what the audience does.

Winter Horton: Yes, I’ll echo that, I think that’s accurate. We have great relationships with the agencies and have seen some giant leaps in volume and are pretty happy with where we are and we are on a great trajectory to kind of keep the growth going.

Matt Swope: Great, thank you. And then on the radio side, you talked about weaknesses in the Texas market, was LA positive year-over-year in radio?

Lenard Liberman: Yes, if you just x-out one station, our AM station here that was a Dodger station a year ago. And actually, smartly we didn’t do the Dodger deal this year because they wouldn’t have paid us anyway.

Matt Swope: Right.

Lenard Liberman: And if you take out that effect, yes, our FM stations were up in the LA market. Just that one station brings us to flat, well up slightly, basically.

Matt Swope: Okay.

Lenard Liberman: But otherwise we would have been up nicely. Our LA stations outperformed the market.

Matt Swope: Okay, and is the $0.9 million gain on the legal settlement, does that flow through the radio numbers?

Wisdom Lu: Yes it does.

Matt Swope: Can you say what that is, some tortious interference claim?

Lenard Liberman: a competitor hired away a DJ three years ago or so that was under contract so we sued them.

Matt Swope: I see. And then just a couple of other quick ones, on Don Cheto, what does his contract look like? How long do you have him locked up for?

Lenard Liberman: Yes, I won’t comment about that.

Matt Swope: Okay. And then just one last one on the finance side, is it your...

Lenard Liberman: But I would say he’s under contract.

Matt Swope: I’m sorry.

Lenard Liberman: But he is under contract.

Matt Swope: Okay. For the 11% notes that mature in 2013, is it your intent still to take those out a year early with the cash in revolver capacity that you have?

Lenard Liberman: Really just depends on where our business is at the time. I mean I can’t project the economy, but certainly they’re due in 2013 so we’ll take them out then, but it’s not like we feel like we have to take them out early.

Matt Swope: No, but you started to go down that road during the new deal and it sounded like during that process that your intent was to take them out a year early with the capacity that you have.

Lenard Liberman: Really depends on if it will it be opportunistic? And, look at our core business and also look at the markets, we didn’t expect the stock markets to be down, 2000 points, so a lot just depends on the price and how our business is. And it’s very, very difficult to project that, so I don’t want to...

Matt Swope: For a while you were buying those back in the open market in small amounts. It doesn’t look like you’ve done that in a while, is that right?

Lenard Liberman: That’s right.

Matt Swope: How much cash do you have up at the holding company right now?

Wisdom Lu: $20 million.

Matt Swope: And you’re free to do whatever you want with that cash, right?

Wisdom Lu: Yes, that’s cash on the balance sheet.

Matt Swope: Right.

Wisdom Lu: As of June 30, it was $20 million, $19.8 or $19.7 million.

Matt Swope: Wisdom, that’s for the whole company though, right?

Wisdom Lu: Yes.

Matt Swope: So I’m asking specifically, I know some gets put up to the holding company with the interest payment. Can you break out how much of that’s at the holding company and how much of that’s at the operating company?

Wisdom Lu: There’s only like $1 million of it up at the holding company.

Matt Swope: Okay, great. Thanks guys, I appreciate the questions.

Lenard Liberman: No problem, thank you.

Operator: The next question comes from Bishop Cheen from Wells Fargo.

Bishop Cheen: Hey, everyone, happy Friday to you. Well looking at the ticker it’s not happy, but we do have a nice weekend. All right so I won’t keep you long, couple questions, and they’re sort of random.

Let’s just stay in the financial end. 2007 Oaktree and Tinicum began its relationship with you, we’re coming up on the five-year anniversary in Q1 of 2012 and typically the private equity companies, you know, do things with five-year timeframes and I’m just wondering, is there any triggering event that you have to deal with coming up in the next six months or a year?

Lenard Liberman: No.

Bishop Cheen: Okay, so that relationship is just in perpetuity or does it have some sort of timeframe to it?

Lenard Liberman: I think they could register their shares and sell them on the public markets in theory, but I don’t know if that would be very intelligent.

Bishop Cheen: Not this summer.

Lenard Liberman: That’s fair; I think that’s their out.

Bishop Cheen: Okay, all right.

Lenard Liberman: There’s no...

Bishop Cheen: And see, sometimes it’s good not to be public, Lenard. You got to be careful what you wish for. All right so let’s talk about, this is an old radio term, but, Lenard, you’re an old radio guy, power ratio, the revenue share to your ratings share. Typical for a startup your power ratio is quite low right now, correct? I think you said something like 20% of your ratings share would be your revenue share?

Lenard Liberman: I don’t want quote a number because I haven’t done the math, but I know Winter has done it recently, but it’s low, yes.

Winter Horton: It’s low.

Bishop Cheen: Yes, but directionally it’s low. So based on your experience, and I know it’s sort of new in doing this network, but do you think, getting that power ratio to a 1:1 kind of ratio, which I guess, that would be the first threshold, should that take more time than it might in radio when you started a new format or less time?

Any thoughts about how long it might take for you to get your revenue share up to your ratings?

Lenard Liberman: Well, I think that, just a guess, but radio’s more of local medium for a Spanish market. The percentage of local is higher than national. Local advertisers move their money faster. You know, they recognize a station that’s hot before a national advertiser does so naturally they move it faster. So it happens much quicker I think in radio. I think in radio it’s three years, four years I think, this could add a year to the process, but still, that’s a pretty big number. Even if we do 1 for 1, that’s...

Bishop Cheen: Oh yes. No I think you’re a...

Lenard Liberman: It’s a giant number so it takes longer to move national advertisers I think for sure, but I think rank position will also play a role in that. And we’ve been number 4, number 5, number 6, number 4, then sometimes number 3. We’ve had number 2s in July so the rank is probably going to also be important in terms of moving dollars and also just longevity.

We had our first upfront so, it’s going to take two, or three, or four upfronts to get there.

Bishop Cheen: Right, yes I can’t argue with your reasoning based on the way things used to work. And then on Estrella, can you give us a little more granularity, and maybe it’s in the queue, in terms of targeted carriage and even in grey areas on cable and satellite networks or whether you’re doing it all on the broadcast towers as such to get Estrella’s footprint expanding?

Winter Horton: Yes I’ll speak to that, Bishop, it’s Winter. We’re doing a lot of different fronts on that. We’ve had some very successful meetings lately with satellite providers. I think before long you’ll see some announcements about multiple markets. We are still picking up affiliates, as we mentioned in the call earlier, we just launched Seattle. We do now have some more progress with the cable companies. Comcast already launched us in Chicago.

Lenard Liberman: I think Salinas also.

Winter Horton: And Salinas, true, Salinas Monterey and Time Warner I think we’ve found some currency that we can use there. So I think all-in-all should be a pretty good year for distribution in the next six months or so, I’m bullish on it. So yes, to answer your question I guess we’re going at all aspects of it.

Bishop Cheen: All right and then, you know, I got to ask, it’s not reverse compensation to get the distribution, is it either neutral economics or positive economics to you or in order to get the distribution do you have to offer the MSOs a bounty per home?

Winter Horton: No we’re definitely not paying. In some cases they’re paying us. In some cases it’s neutral. It just kind of depends on the market, but there are no situations where we’re actually paying an MSO to be on. That’s not part of our strategy.

Lenard Liberman: And I think our ratings position is what people are attracted to.

Bishop Cheen: Yes, they should be. And then last question, your production facility was churning out I think over 70 hours a week of original content. Is it still in that area? Has it grown?

Lenard Liberman: It’s in that area and it will grow now with this new dance show since that’s another show we’re going to produce internally.

Bishop Cheen: Okay.

Lenard Liberman: Although it’s going to...

Bishop Cheen: And then...

Lenard Liberman: ....but yes it’s about the same, 60, 70 hours a week.

Bishop Cheen: Right, and look, when you were marketing the deal there was some expense advantages to capture some crosscuts pro forma. Where are you in capturing all of the expense cuts that you envisioned for Estrella and for having your own in-house production of some of the key programming for Estrella?

Lenard Liberman: It wasn’t as soon as we would have liked it to been since the facility took a little longer to build-out properly. So the full season of Tengo Talento in the first half of the year, the fourth season did not get produced at the facility. Half of it did, and even that half some of it we still had to rent some equipment since the studios weren’t entirely finished, but now as we started a new season in August, there are no more rentals, it’s all owned. So the bigger savings from that show, which were specifically the motivator, in addition to just needing more stage space because we need to produce more shows, or needed to, that’s going to come in the second half of the year. Although it did add some benefit I think with them in the first half of the year it’s just we didn’t have it starting in March because the facility wasn’t really ready until April. And even when it was ready, there were some things that weren’t ready until June.

Bishop Cheen: So does that mean you’re going to see - because you’ve only reported one half of the year, as you get through and get to reporting the full year, or the back half, will we see some of those crosscuts run through the P&L in the back half? Or...

Lenard Liberman: You’ll see them spent on the dance show. The fact is...

Bishop Cheen: So it costs the same?

Lenard Liberman: ...we’re producing more television, Bishop, and I’m not going to lie to you, television isn’t cheap. So we’re committed to increasing our ratings position. We’re committed to producing better television. Now, when I say that, we’ll produce it cheaper than anybody you know, but it’s not like we’re pocketing the savings, we’re spending it on additional programming.

Bishop Cheen: Got it.

Lenard Liberman: So don’t look to programming to be a core savings in the next six months.

Bishop Cheen: Right, I’ve never looked at programming as a profit center.

Lenard Liberman: Well it could be when we start selling it internationally. We’ve never really spoken about that, but we’re not doing that now and I want the proper expectation. We are spending money on programming and we will continue to do that on a reasonable basis to improve our marketshare and improve our rank position, which in turn, if we know what we’re doing too, we’ll improve our revenue share. You know, that’s the goal. That’s the Holy Grail.

Bishop Cheen: Right.

Lenard Liberman: So far it’s been working. We’ll have to do better.

Bishop Cheen: Okay, I think that says it all. I think we’ve got a good stay tuned here as our subtext.

Lenard Liberman: That’s a good way to say it.

Bishop Cheen: All right, thank you.

Lenard Liberman: Thank you.

Winter Horton: Thank you, Bishop.

Operator: We’ll move next to Michael Kass from Blue Mountain Capital.

Michael Kass: Oh hi, thanks for taking a question. Just with regards to broadcast television, if you strip out Estrella, I was just wondering if you could give a little bit more color on the top line? It looks like the top line declined if I hold Estrella kind of constant at Q4 levels like by about 2% or 3% in the first half. What was kind of underlying that?

Lenard Liberman: Well we’ve had - yes, Winter, you can talk, I’ll quickly see if he agrees with me, but we had cancellations starting in the second quarter in national. Local has been pretty good, but the tsunami, the AT&T merger with T-Mobile, there’s some big categories of business in automotive and telecommunications which started - we had orders, it just started getting large cancellations that have affected our performance.

We would have expected to have done better based on where we were holding in late-April, early-May, but there have been some surprising cancellations, I don’t know.

Winter Horton: Yes that’s accurate. Telecom had some pretty sweeping changes so that hurt us, but it is, it’s mostly on the national side.

Michael Kass: Is that kind of continuing into Q3 as far as you can tell?

Lenard Liberman: Yes.

Winter Horton: Yes.

Michael Kass: And then just, do you guys have any expectation for when you might start breaking out Estrella?

Lenard Liberman: No. I haven’t really thought about it too much.

Michael Kass: Okay, thanks.

Operator: And another reminder that it’s star 1 if you would like to ask a question. We’ll go next to Conrad Chen from Crescent Capital.

Conrad Chen: Oh hey, good afternoon. You know, I missed a little bit of the beginning so I don’t know if you addressed this in your prepared remarks, but some color on the upfront in terms of, you know, I know this is the first year so you wouldn’t have like year-over-year statistics, but just any more detail you could give us on how that went?

Winter Horton: Yes, we were actually very happy this year. We’ve added about 30 new advertisers to our roster. We had about 55 or so already on, we’ve added 30 in this upfront. And some very nice increases in volume as Lenard mentioned earlier that was so far very successful.

Conrad Chen: And did you have any success raising rates or is it really volume-based?

Winter Horton: It was probably more volume than rate, although we were able to get double-digit increases on most of our deals, but since we were brand new last year, a double-digit increase on a relatively low cost-per-thousand, you know, still isn’t where we want to be, but I think we’re moving certainly in the right direction. And the agencies seem to like the year that they were on with us and we delivered great results for them. They like that and they’re coming back strong.

Conrad Chen: Okay and, you know, I think this was asked in a different way, but could you talk about the CPM grab between you guys and some of your competitors and how that has maybe changed over the last two or three quarters?

Winter Horton: Well, you know, it depends on who you believe. I suppose the agencies tell us that we’re very competitive, but our intelligence says that we’re still probably on the lower side, that we’ve got a lot of room to grow. I know that there’s a couple of networks out there that we took their money this year, but, you know, there’s still a huge upfront I know that Univision announced. So, you know, we’ve got a lot to grow into, but...

Lenard Liberman: That’s really the key is bridging that gap. I think we believe and I think the market, you could just simply look at revenue that is announced. As a Hispanic market you could just look at the amount of time that’s available. We are low on cost-per-thousand basis. I think Winter’s right, we did better than the prior year, but that’s one of the ways we need to bridge the gap is to grow that faster on the next upfront.

Conrad Chen: Got it. Shifting gears to radio for a second, I know you’d, in the queue had mentioned that you expect radio to be sort of flat to slightly down for the year. Just looking at how radio has done through the first half that would imply some pretty reasonable growth. I assume you had a lot of political in the back half of the year, maybe some more census, where is the growth coming from and can you talk about that?

Lenard Liberman: Well, I mean the LA market has been pretty solid. I think that our ratings growth in Houston, we had some ratings challenges in Houston at the end of last year and the beginning of this year that certainly hurt first half. We just had a very good July book, so that should help drive revenue. Houston was one of our weaker radio markets. Dallas really, you know, we don’t control the weather, I think Dallas was impacted a lot by a very, very cold winter and now a very, very hot summer. So, you know, it really just depends on what happens with respect to that sort of dynamic in the market.

Conrad Chen: Okay, and when you say in the guidance you guys had given us, I assume that’s ex-political or is there a big political component that you can point to?

Wisdom Lu: There is some political in the back half of the year last year, not as large as in the first half of the year though.

Lenard Liberman: And the census...

Conrad Chen: Oh really.

Lenard Liberman: And the census revenue ended in April last year because the census ended in April. So there was no census money toward the second half of the year.

Conrad Chen: Okay and then just broadly speaking in the business, so political revenue in the back half, is that a significant portion?

Wisdom Lu: It’s about half a million.

Conrad Chen: Okay. I see, and then just one last question, you know, I think one of the other callers had alluded to it, but can you give us any commentary on how your, both the local and national advertisers have been reacting to some of the recent volatility in the market?

Winter Horton: Yes, we haven’t really seen anything drastic. Nobody’s said oh we’re pulling out because of this or that. In fact, some automotive actually seems to be spending more. So no, I haven’t seen an immediate effect of that yet.

Conrad Chen: Okay, so no verticals either, particularly weak.

Lenard Liberman: We did see, you know, with the tsunami we saw a lot of drops in revenue by the Japanese car companies, which then in turn it sort of empowered the U.S. brands to say we’ll spend less. So it was sort of a bad dynamic. I mean obviously the natural disaster is a terrible thing, but it certainly impacted our business. And telecom has been weak. So between those two, those are two pretty big categories for us.

Conrad Chen: Got it. And I guess you would expect that auto should improve now that inventories have sort of improved at the dealer level in the back half of the year?

Lenard Liberman: Yes as long as they get parts and paint colors and things like that they need from suppliers in Japan, yes, that’s the expectation, sure.

Conrad Chen: Okay and telecom is weak because T-Mobile, because of the merger, is just not spending money?

Winter Horton: Yes, well it’s AT&T as well. They pulled back some money.

Lenard Liberman: Sort of a double whammy. They both cut.

Conrad Chen: Got it. Okay, thank you very much.

Operator: And one final reminder folks, that is star 1 if you would like to ask a question today. It appears we have no further questions at this time. I’d like to turn the conference back over to our speakers for any additional or closing comments.

Lenard Liberman: We’re good, thank you, operator.

Winter Horton: Thank you.

Wisdom Lu: Thanks, everyone.

Lenard Liberman: Thanks for dictating, thank you.

Operator: That concludes today’s presentation. Thank you for your participation.

Lenard Liberman: Bye-bye.

END